Exhibit 10.20

$45,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of April 16, 2004

by and among

BRICKMAN GROUP HOLDINGS, INC.,

as Borrower

ANTARES CAPITAL CORPORATION

for itself, as a Lender and as Agent for all Lenders

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

TABLE OF CONTENTS

ARTICLE I - THE CREDITS	1
1.1 Amounts and Terms of Term Loan Commitments.	1
1.2 Notes.	1
1.3 Interest.	1
1.4 Loan Accounts	2
1.5 Prepayment Premium	2
1.6 Continuation Elections.	3
1.7 Optional Prepayments.	3
1.8 Mandatory Prepayments of Loans.	4
1.9 Reserved.	6
1.10 Payments by the Borrower.	6
1.11 Payments by the Lenders to the Agent; Settlement.	7

ARTICLE II - CONDITIONS PRECEDENT	8
2.1 Conditions of Loans	8

ARTICLE III - REPRESENTATIONS AND WARRANTIES	11
3.1 Corporate Existence and Power	11
3.2 Corporate Authorization; No Contravention.	11
3.3 Governmental Authorization	12
3.4 Binding Effect	12
3.5 Litigation	12
3.6 No Default	13
3.7 ERISA Compliance.	13
3.8 Use of Proceeds; Margin Regulations	13
3.9 Title to Properties	13
3.10 Taxes	14
3.11 Financial Condition.	14
3.12 Environmental Matters.	14
3.13 Collateral Documents	15
3.14 Regulated Entities	15
3.15 Solvency	15
3.16 Labor Relations	15
3.17 Copyrights, Patents, Trademarks and Licenses, etc	16
3.18 Subsidiaries	16
3.19 Brokers’ Fees; Transaction Fees	16
3.20 Insurance	16
3.21 Full Disclosure	16
3.22 Operating Company Loan Documents	17
3.23 Assets	17
ARTICLE IV - AFFIRMATIVE COVENANTS	17
4.1 Financial Statements	17

4.2 Certificates; Other Information	18
4.3 Notices	19
4.4 Preservation of Corporate Existence, Etc	21
4.5 Maintenance of Property	21
4.6 Insurance	21
4.7 Payment of Obligations	22
4.8 Compliance with Laws	22
4.9 Inspection of Property and Books and Records	22
4.10 Use of Proceeds	23
4.11 Further Assurances.	23

ARTICLE V - NEGATIVE COVENANTS	23
5.1 Limitation on Liens	23
5.2 Disposition of Assets	24
5.3 Consolidations and Mergers	24
5.4 Loans and Investments	24
5.5 Limitation on Indebtedness	25
5.6 Transactions with Affiliates	25
5.7 Management Fees and Compensation	26
5.8 Use of Proceeds	26
5.9 Contingent Obligations	26
5.10 Compliance with ERISA	26
5.11 Restricted Payments	27
5.12 Change in Business	27
5.13 Change in Structure	27
5.14 Accounting Changes	27
5.15 Amendments to Related Agreements	28
5.16 No Negative Pledges	28
5.17 Restricted Payment Availability	28
5.18 Assets	28

ARTICLE VI - FINANCIAL COVENANT	29

ARTICLE VII - EVENTS OF DEFAULT	29
7.1 Event of Default	29
7.2 Remedies	32
7.3 Rights Not Exclusive	32

ARTICLE VIII - THE AGENT	32
8.1 Appointment and Authorization	32
8.2 Delegation of Duties	33
8.3 Liability of Agent	33
8.4 Reliance by Agent	33
8.5 Notice of Default	33
8.6 Credit Decision	34
8.7 Indemnification	34
8.8 Agent in Individual Capacity	35

8.9 Successor Agent	35
8.10 Collateral Matters.	35

ARTICLE IX - MISCELLANEOUS	36
9.1 Amendments and Waivers	36
9.2 Notices.	37
9.3 No Waiver; Cumulative Remedies	38
9.4 Costs and Expenses	38
9.5 Indemnity	39
9.6 Marshaling; Payments Set Aside	40
9.7 Successors and Assigns	40
9.8 Assignments, Participations, etc.	40
9.9 Confidentiality	42
9.10 Set-off; Sharing of Payments	43
9.11 Notification of Addresses, Lending Offices, Etc	44
9.12 Counterparts	44
9.13 Severability	44
9.14 Captions	44
9.15 Independence of Provisions	44
9.16 Interpretation	44
9.17 No Third Parties Benefited	44
9.18 Governing Law and Jurisdiction.	45
9.19 Waiver of Jury Trial	45
9.20 Entire Agreement; Release	46

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY	46
10.1 Taxes.	46
10.2 Illegality.	48
10.3 Increased Costs and Reduction of Return.	49
10.4 Funding Losses	50
10.5 Inability to Determine Rates	51
10.6 Reserves on LIBOR Rate Loans	51
10.7 Certificates of Lenders	51
10.8 Survival	51
10.9 Replacement of Lender in Respect of Increased Costs or Amendments	51
10.10 Change of Lending Office	52

ARTICLE XI - DEFINITIONS	52
11.1 Defined Terms	52
11.2 Other Interpretive Provisions.	67
11.3 Accounting Principles.	67

SCHEDULES
Schedule 1.1(a)	Term Loan Commitments
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.17	Intellectual Property
Schedule 3.19	Fees
Schedule 3.20	Insurance
Schedule 5.4	Investments
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 4.2(b)	Compliance Certificate
Exhibit 11.1(c)	Notice of Continuation/Conversion
Exhibit 11.1(e)	Term Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 16, 2004, by and among Brickman Group Holdings, Inc., a Delaware corporation (the “Borrower”), Antares Capital Corporation, a Delaware corporation, as agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually, each a “Lender”) and for itself as a Lender, and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a term loan upon and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I - THE CREDITS

1.1 Amounts and Terms of Term Loan Commitments.

(a) The Loans. Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to lend to the Borrower on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 1.1(a) (such amount being referred to herein as such Lender’s “Term Loan Commitment”). Amounts borrowed under this subsection 1.1(a) are referred to as the “Loans.”

1.2 Notes.

(a) The Loan made by each Lender shall be evidenced by a Term Note payable to the order of such Lender in an amount equal to such Lender’s Term Loan Commitment, unless such Lender has notified Agent in writing that no Term Note is required.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Commencing on the day on which financial statements for March, 2005 are delivered, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. The Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to but (subject to the provisions of subsections 1.10(a) and 1.10(b) hereof) excluding the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c) At the election of the Agent or the Required Lenders while any Event of Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.00%) per annum (the “Default Rate Portion”) to the Applicable Margin then in effect plus the LIBOR or Base Rate, as the case may be; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding during the continuance of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus the Default Rate Portion.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

1.4 Loan Accounts. The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

1.5 Prepayment Premium. If Borrower prepays, or is required to prepay, all of the Loans as a result of a refinancing of the Loans with additional Indebtedness of the Borrower or in connection with an event described in Section 1.8(b), the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to the Applicable Prepayment Percentage multiplied by the principal amount of the Loans so prepaid or required to be prepaid. Notwithstanding the foregoing, no prepayment fee shall be payable in respect of prepayments of the Loans made after the second anniversary of the Closing Date.

1.6 Continuation Elections.

(a) The Borrower may, upon irrevocable (subject to subsection 10.2(c) and Section 10.5) written notice to the Agent in accordance with subsection 1.6(b), elect to convert on any Business Day any Base Rate Loans into LIBOR Rate Loans or elect to continue on the last day of the applicable Interest Period any LIBOR Rate Loans having Interest Periods maturing on such day, in each instance, in whole or in part in an amount not less than $100,000, or that is in an integral multiple of $50,000 in excess thereof.

(b) The Borrower shall deliver a Notice of Continuation/Conversion to be received by the Agent not later than 11:00 a.m. (Chicago time) at least three (3) Business Days in advance of the requested Conversion Date or continuation date, specifying:

(i) the proposed Conversion Date or continuation date;

(ii) the aggregate amount of Loans to be converted or continued; and

(iii) the duration of the requested Interest Period with respect to the Loans to be converted or continued as LIBOR Rate Loans.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, the Borrower shall be deemed to have elected to continue such LIBOR Rate Loan as a LIBOR Rate Loan with an Interest Period of one (1) month.

(d) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans any Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

(e) Upon receipt of a Notice of Continuation/Conversion, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(f) Unless the Agent or the Required Lenders shall otherwise agree, during the existence of an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

(g) Notwithstanding any other provision contained in this Agreement, after giving effect to the Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

1.7 Optional Prepayments.

(a) The Borrower may at any time upon at least one (1) Business Day’s prior written notice to the Agent, prepay the Loans in whole or in part (and if in part, in an amount greater than or equal to $100,000), in each instance, without penalty or premium except as provided in Sections 1.5 and 10.4. Optional partial prepayments of the Loans shall be applied in the manner set forth in subsection 1.8(f). Optional partial prepayments of the Loans in amounts less than $100,000 shall not be permitted.

(b) The notice of any prepayment shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 1.5 and 10.4, if any.

1.8 Mandatory Prepayments of Loans.

(a) Scheduled Loan Payments. The principal amount of the Loans shall be paid in installments on the dates shown below and in the respective amounts shown below (as reduced pursuant to the provisions of subsection 1.8(f) hereof):

Date of Payment	Amount of Loan Payment
August 15, 2004	$1,000,000
November 15, 2004	$1,000,000
February 15, 2005	$1,000,000
May 15, 2005	$1,000,000

August 15, 2005	$1,250,000
November 15, 2005	$1,250,000
February 15, 2006	$1,250,000
May 15, 2006	$1,250,000

August 15, 2006	$1,500,000
November 15, 2006	$1,500,000
February 15, 2007	$1,500,000
May 15, 2007	$1,500,000

August 15, 2007	$1,750,000
November 15, 2007	$1,750,000
February 15, 2008	$1,750,000
May 15, 2008	$1,750,000

August 15, 2008	$2,000,000
November 15, 2008	$2,000,000
February 15, 2009	$2,000,000
May 15, 2009	$2,000,000

August 15, 2009	$5,000,000
November 15, 2009	$10,000,000

(b) Change of Control. The Borrower shall pay the Obligations in full concurrently with the occurrence of any of the following:

(i) a Qualified Public Offering;

(ii) an Event of Default pursuant to Section 7.1(l);

(iii) the sale of all or substantially all of Borrower’s or any of its Subsidiaries’ assets;

(iv) payment in full of the Senior Subordinated Notes; or

(v) Sponsor ceases to own at least 50% of the issued and outstanding capital stock of the Borrower owned by it on the Closing Date, after giving effect to the Repurchase, (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares).

(c) Asset Dispositions. If, after all Operating Company Obligations have been paid in full and all Operating Commitments have terminated, the Borrower or any of its Subsidiaries shall at any time, or from time to time:

(i) consummate a Disposition; or

(ii) suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by Borrower and its Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds $250,000, then (A) the Borrower shall promptly notify the Agent of such Disposition or Event of Loss (including the amount of the Net Proceeds to be received by the Borrower and/or any of its Subsidiaries in respect thereof) and (B) promptly upon receipt by the Borrower and/or any of its Subsidiaries of the Net Proceeds of such Disposition or Event of Loss, to the extent such Net Proceeds are not required to be used to make any payments under the Senior Subordinated Notes Indenture, the Borrower shall deliver such Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(f) hereof. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Borrower (I) notifies the Agent in writing of its election to (x) reinvest the Net Proceeds of such Disposition or Event of Loss, or a portion thereof, in productive assets of a kind then used or usable in the business of the Borrower within one hundred eighty (180) days after the date of such Disposition or Event of Loss or (y) enter into a binding commitment thereof within said one hundred eighty (180) day period, and (II) the Borrower, in fact, (x) so reinvests such Net Proceeds, or such portion thereof, within said one hundred eighty (180) day period or (y) enters into a binding commitment thereof and subsequently makes such reinvestment. Any portion of Net Proceeds not reinvested as provided herein shall applied as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(f) hereof.

(d) Issuance of Securities. After all Operating Company Obligations have been paid in full and all Operating Commitments have terminated but without limitation of the provisions of subsection 1.8(b), Borrower shall deliver to Agent, immediately upon the receipt by Borrower or any of its Subsidiaries of the Net Issuance Proceeds of the issuance of equity securities or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, (ii) equity securities to management and (iii) provided no Event of Default has occurred and is continuing, equity securities issued after the Closing Date to Persons who are stockholders of Borrower on the Closing Date), to the extent such Net Issuance Proceeds are not required to be used to make any payment under the Senior Subordinated Notes Indenture, an amount equal to such Net Issuance Proceeds, net of underwriting discounts associated therewith, for application to the Loans in accordance with subsection 1.8(f).

(e) Reserved.

(f) Application of Prepayments. Any prepayments pursuant to Section 1.7 shall be applied first to prepay the next four installments of the Loans coming due in their direct order of maturity and thereafter to prepay installments of the Loans coming due pro rata against all such scheduled installments based upon the respective amounts thereof. Any prepayments pursuant to subsections 1.8(c) or 1.8(d) shall be applied to prepay installments of the Loans coming due pro rata against all such scheduled installments based upon the respective amounts thereof. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to (i) Section 10.4 and (ii) Section 1.5, if and to the extent applicable.

1.9 Closing Fee. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a closing fee in the amount and at the time set forth in a letter agreement between the Borrower and the Agent dated of even date herewith.

1.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Lenders at the address for payment specified on the signature page hereof in relation to the Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and in immediately available funds, no later than 12:00 noon. (Chicago time) on the date due. Any payment which is received by the Agent later than 12:00 noon (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Except for payments collected or received prior to the occurrence of an Event of Default in respect of a specific Obligation, all amounts collected or received by Agent shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by Borrower under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by Borrower under this Agreement;

third, to payment of all accrued unpaid fees (including fees payable to Agent) and interest then due and owing on the Obligations;

fourth, to payment of principal of the Obligations;

fifth, to payment of any other amounts owing constituting Obligations;

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Agent and Lenders shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, fourth and fifth above.

1.11 Payments by the Lenders to the Agent; Settlement.

(a) Unless the Agent shall have received notice from a Lender on the Closing Date by 12:00 p.m. (Chicago time) that such Lender will not make available to the Agent as and when required hereunder for the account of the Borrower the amount of such Lender’s Commitment Percentage of the proposed Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Closing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the next Business Day following the Closing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection 1.11(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the Closing Date for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the Closing Date, the Agent shall notify the Borrower of such failure to fund and, no later than one (1) Business Day after demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the Closing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans.

(b) The failure of any Lender to make any Loan on the Closing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Closing Date.

(c) Provided that such Lender has made all payments required to be made by it under this Agreement, the Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on such Lender’s respective signature page to this Agreement or the applicable Assignment and Acceptance) such Lender’s Commitment Percentage of principal and interest received by Agent promptly after Agent’s receipt thereof.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full as and when required hereunder, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, the Agent shall be entitled to recover such amount from such Lender, and each Lender shall repay to Agent on demand such amount, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate, without setoff, recoupment, counterclaim or deduction of any kind. If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion of such payment to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest thereon at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, recoupment, counterclaim or deduction of any kind.

ARTICLE II - CONDITIONS PRECEDENT

2.1 Conditions of Loans. The obligation of each Lender to make its Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and each Lender and (except for the Notes) in sufficient counterparts for each Lender, duly executed by all parties thereto:

(a) Credit Agreement and Notes. This Agreement executed by the Borrower, the Agent and each of the Lenders, and the Notes executed by the Borrower;

(b) Secretary’s Certificates; Resolutions; Incumbency. A certificate of the Secretary or Assistant Secretary of Borrower certifying:

(i) the names and true signatures of the officers of Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be executed, delivered and performed, as applicable, hereunder; and

(ii) copies of the resolutions of the board of directors of Borrower approving and authorizing the execution, delivery and performance, as applicable, by Borrower of this Agreement and the other Loan Documents to be executed or delivered by it hereunder;

(c) Organization Documents and Good Standing. Each of the following documents:

(i) the Organization Documents of each of Borrower and Operating Company, as such Organization Documents are in effect on the Closing Date, certified by the relevant Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of such Person, as applicable, as of a recent date, all certified by the Secretary or Assistant Secretary of Borrower and Operating Company, as applicable, as of the Closing Date; and

(ii) a good standing and, if available, tax good standing certificate for each of Borrower and Operating Company from the relevant Secretary of State (or similar, applicable Governmental Authority) of such Person’s state of incorporation and each state where Borrower and Operating Company is qualified to do business as a foreign entity as of a recent date;

(d) Collateral Documents. The Collateral Documents executed by Borrower and such other Persons party thereto in appropriate form for recording, where necessary, together with:

(i) acknowledgment copies of all uniform commercial code financing statements filed, registered or recorded to perfect the security interests of the Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, or other evidence reasonably satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings reasonably necessary and advisable to perfect the Liens of the Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, in accordance with applicable law;

(ii) uniform commercial code financing statement, federal and state tax lien, pending litigation and judgment searches as the Agent shall have reasonably requested of Borrower as Agent may reasonably request, and such termination statements, releases or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens); and

(iii) evidence that all other actions reasonably necessary or, in the reasonable opinion of the Agent, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

(e) Legal Opinions. Such opinions of counsel to Borrower, addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to Agent;

(f) Payment of Costs and Expenses. The Borrower shall have paid all accrued and unpaid costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent;

(g) Certificate. A certificate signed on behalf of Borrower by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article III hereof are true and correct in all material respects (or, with respect to any such representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty shall be true and correct in all respects) on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or would result from the Borrowing; and

(iii) there has occurred since December 31, 2003 no event or circumstance that has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(h) Financial Statements. Copies of all of the financial statements of Operating Company and its Subsidiaries referred to in Section 3.11, certified on behalf of Operating Company by a Responsible Officer;

(i) Insurance Policies. Evidence satisfactory to Agent that all insurance required to be maintained in accordance with Section 4.6 has been obtained and is in full force and effect;

(j) Projections. Projections of the Borrower’s and its Subsidiaries consolidated and consolidating financial performance for the period from January 1, 2004 through December 31, 2007 on an annual basis;

(k) Representations and Warranties. The representations and warranties made by the Borrower contained in Article III shall be true and correct in all material respects (or, with respect to any such representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty is true and correct in all respects);

(l) Related Transactions. Simultaneous with funding under this Agreement, the Related Transactions shall have closed in the manner contemplated by the Related Agreements and shall otherwise be in form and substance reasonably satisfactory to the Agent; and

(m) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete as of the Closing Date:

3.1 Corporate Existence and Power. Borrower and each of its Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under the Loan Documents and the Related Agreements to which it is a party and to consummate the Repurchase;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d) above, to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention.

(a) The Repurchase by the Borrower and the execution, delivery and performance by (i) the Borrower of this Agreement and (ii) Borrower and its Subsidiaries, as applicable, of the other Loan Documents and the Related Agreements to which such Person is party, in each case, have been duly authorized by all necessary action, and do not and will not:

(i) contravene the terms of any of that Person’s Organization Documents;

(ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or any of its Subsidiaries or their Property is subject; or

(iii) violate any material Requirement of Law in any material respect.

(b) Schedule 3.2 sets forth the authorized equity securities of each of Borrower and its Subsidiaries. All issued and outstanding equity securities of each of Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and, with respect to equity securities of Borrower and its Subsidiaries, are free and clear of all Liens other than those in favor of Agent, for the benefit of Agent and Lenders, and other Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding equity securities of Operating Company is owned by Borrower. After giving effect to the Repurchase, all of the issued and outstanding equity securities of Borrower is owned by the Persons and in the amounts set forth on Schedule 3.2. Except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock, membership interests or other securities of Borrower or any of its Subsidiaries.

3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the Repurchase or the execution, delivery or performance by, or enforcement against, Borrower or its Subsidiaries of this Agreement or any other Loan Document or any Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents; (b) those obtained or made on or prior to the Closing Date; and (c) in the case of any Related Agreement, those which, if not obtained or made, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document and each Related Agreement to which Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Borrower or any of its Subsidiaries or any of their respective Properties which:

(a) purport to pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby; or

(b) seeks to restrain, enjoin, or prevent the consummation of or performance of the Related Transactions; or

(c) if determined adversely to Borrower or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6 No Default. No Default or Event of Default exists or would result from the grant or perfection of the Agent’s Liens on the Collateral or the consummation of the Related Transactions. Neither Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.1(e).

3.7 ERISA Compliance.

(a) Schedule 3.7 lists all Qualified Plans and Multiemployer Plans. Borrower and each of its Subsidiaries is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law. Borrower is not aware, after due inquiry, of any item of non-compliance which could potentially result in the loss of Plan qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to Borrower or any ERISA Affiliate, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities.

(b) No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

(c) Members of the Controlled Group currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. Neither the Borrower nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

3.9 Title to Properties. The Borrower and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary in the ordinary conduct of their respective businesses, except for Permitted Liens. Except as otherwise permitted herein, the Property of the Borrower and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.

3.10 Taxes. Borrower and each of its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and, to Borrower’s knowledge, no notice of Lien has been filed or recorded. To Borrower’s knowledge, there is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Operating Company and each of its Subsidiaries dated December 31, 2003, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of Operating Company and each of its Subsidiaries dated January 31, 2004 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the one (1) month then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Operating Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) Since December 31, 2003, there has been no Material Adverse Effect.

(c) Borrower is not liable for any (i) Indebtedness other than Indebtedness permitted pursuant to Section 5.5 or (ii) Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(d) The projections delivered to Agent and Lenders under subsection 2.1(j) have been prepared by the Borrower in good faith and are based on reasonable estimates and assumptions believed by the Borrower to be reasonable in light of the conditions which existed at the time the projections were prepared and as of the Closing Date.

3.12 Environmental Matters.

(a) The on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws except for any such non-compliance which would not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective Ordinary Course of Business, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing, or to be in compliance with such Environmental Permits would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Borrower nor any of its Subsidiaries nor any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any liability relating to any Environmental Law, Environmental Claim or Hazardous Material.

(d) There are no Hazardous Materials existing with respect to any Property, or arising from operations prior to the Closing Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, neither the Borrower nor any of its Subsidiaries has any underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials.

3.13 Collateral Documents. All representations and warranties of Borrower and any other party to any Collateral Document (other than the Agent and/or any Lender) contained in the Collateral Documents are true and correct in all material respects (or, with respect to any such representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty is true and correct in all respects) as of the date made or deemed made.

3.14 Regulated Entities. None of the Borrower, any Person controlling the Borrower, or any Subsidiary of the Borrower, is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

3.15 Solvency. The Borrower, individually, is, and Borrower and its Subsidiaries, on a consolidated basis, are, Solvent.

3.16 Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority in any case which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.17 Copyrights, Patents, Trademarks and Licenses, etc. Schedule 3.17 identifies all registered United States patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by Borrower, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 3.17, Borrower is the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights encumbrances or burdens, the intellectual property identified on Schedule 3.17 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Borrower’s businesses. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.17 is in full force and effect except to the extent the failure to be in effect will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.17, to the best knowledge of Borrower (a) none of the present or contemplated products or operations of Borrower infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting Borrower contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation. except, in the case of clauses (a) and (b), for claims and/or litigation which will not and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the trademark registrations set forth on Schedule 3.17 is an “intent-to-use” registration.

3.18 Subsidiaries. The Borrower has no Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

3.19 Brokers’ Fees; Transaction Fees. Except as set forth in Schedule 3.19, neither the Borrower nor any of its Subsidiaries has any obligation to any Person (other than Agent and Lenders) in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.20 Insurance. The Borrower and each of its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as Borrower deems appropriate. A true and complete listing of such insurance, including issuers, coverages and deductibles, is attached hereto as Schedule 3.20.

3.21 Full Disclosure. None of the representations or warranties made by Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed to be made, and, subject to the last sentence of this Section 3.21, none of the statements concerning Borrower or any Subsidiary of Borrower contained in each exhibit, report, statement or certificate furnished by or on behalf of Borrower or any Subsidiary of Borrower pursuant to the Loan Documents, (including the offering and disclosure materials, if any, delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

Agent and Lenders recognize that the projections delivered pursuant to this Agreement are not to be viewed as fact, that actual results may vary from such projections and that Borrower does not make any representation that such projections will be realized.

3.22 Operating Company Loan Documents. Each of the representations and warranties contained in each of the Operating Company Loan Documents made by Borrower and each Subsidiary of Borrower is true, correct and complete in all material respects (or, with respect to any such representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty is true and correct in all respects).

3.23 Assets. Borrower has no assets other than (i) all of the issued and outstanding capital stock of Operating Company and (ii) cash and Cash Equivalents to be distributed by Borrower to Agent, Lenders or otherwise pursuant to Section 5.11 which is held by Borrower for short periods of time after receipt thereof and is so held solely for purposes of completing such distributions.

ARTICLE IV - AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

4.1 Financial Statements. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that quarterly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). The Borrower shall deliver to the Agent:

(a) as soon as available, but not later than one hundred five (105) days after the end of each fiscal year commencing with the fiscal year ending December 31, 2004, a copy of the audited consolidated balance sheets of Borrower as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion (without any going concern qualification or exception) of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

(b) as soon as available, but not later than fifty (50) days after the end of each fiscal quarter of each year commencing March 31, 2004, a copy of the unaudited consolidated quarterly balance sheets of the Borrower and each of Borrower’s Subsidiaries, and the related consolidated statements of income, and cash flows as of the end of such quarater and for the portion of the fiscal year then ended, all certified on behalf of Borrower by an appropriate

Responsible Officer as being complete and correct in all material respects and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure.

4.2 Certificates; Other Information. The Borrower shall furnish to the Agent and each Lender:

(a) concurrently with the delivery of the annual financial statements referred to in subsection 4.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed compliance certificate (“Compliance Certificate”) in the form of Exhibit 4.2(b), certified on behalf of Borrower by a Responsible Officer;

(c) promptly after the same are sent, copies of all financial statements and reports which Borrower sends to its shareholders or members, as applicable, generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which Borrower and/or its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d) Reserved;

(e) together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b) (i) a management report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Borrower and each of Borrower’s Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;

(f) Reserved;

(g) as soon as available and in any event no later than thirty (30) days after the first day of each fiscal year of the Borrower, projections of the Borrower’s (and its Subsidiaries’) consolidated financial performance for such fiscal year on a quarterly basis;

(h) Reserved;

(i) promptly upon receipt thereof, copies of any reports submitted by the Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Borrower made by such accountants, including any comment letters submitted by such accountants to management of the Borrower in connection with their services;

(j) from time to time, if the Agent or any Lender determines in good faith that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations, the Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the real or personal Property of the Borrower or any of its Subsidiaries; and

(k) promptly, such additional business, financial, corporate affairs, perfection certificates and other information, in each case, regarding Borrower and each Subsidiary of Borrower as the Agent may from time to time reasonably request.

4.3 Notices. The Borrower shall notify promptly the Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that would reasonably be likely to become an Event of Default due to a failure to comply with any provision of Article VI hereof;

(b) any breach or non-performance by Borrower or any of its Subsidiaries of, or any default by Borrower or any of its Subsidiaries under, any Contractual Obligation of Borrower or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law by Borrower or any of its Subsidiaries, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, Borrower or any of its Subsidiaries has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document, any Related Agreement or any Related Transaction;

(e) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any Subsidiary of Borrower or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real Property adjoining the Property of the Borrower or any of its Subsidiaries that could reasonably be anticipated to cause Borrower’s or any of its Subsidiaries’ Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

(f) any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any member or its Controlled Group with respect to such event:

(i) an ERISA Event;

(ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

(iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

(iv) the commencement of contributions by any member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Agent and Lenders pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Subsidiaries if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary; and

(k) the occurrence of a default or event of default under the Operating Company Credit Agreement and the Senior Subordinated Note Indenture

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation, as applicable except, with respect to Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its reasonable efforts, in the Ordinary Course of Business, and in the reasonable business judgment of the Borrower, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all of its Property which is used or useful in its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, and shall make all necessary repairs thereto and renewals and replacements thereof in each case except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business. All liability insurance of the Borrower shall name the Agent and the Lenders as additional insureds. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer on behalf of Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 4.6. Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in Borrower’s Properties. This insurance may, but need not, protect Borrower’s interests. The coverage that Agent purchases may not pay any claim that Borrower or any Subsidiary of Borrower makes or any claim that is made against Borrower or any Subsidiary of Borrower in connection with said Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

4.7 Payment of Obligations. The Borrower shall pay, discharge and perform:

(a) all material tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrower;

(b) all material lawful claims which, if unpaid, would by law become a Lien (other than Permitted Liens) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower; and

(c) all obligations under any Contractual Obligation (other than obligations with respect to Indebtedness) to which Borrower is bound, or to which it or any of its Properties is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8 Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except (a) (i) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves have been established on the Borrower’s financial statements, or (b) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent (at the expense of the Borrower, provided that Borrower shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing), or any Lender accompanying Agent (at such Lender’s expense unless an Event of Default shall have occurred and be continuing), to visit and inspect any of their respective Properties, to conduct appraisals as permitted hereunder, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants (Borrower shall be afforded the opportunity to be present at any meeting with Borrower’s independent public accountants), at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

4.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely to fund the Repurchase and to pay costs and expenses in connection therewith.

4.11 Further Assurances.

(a) The Borrower shall ensure that all written information, exhibits and reports taken as a whole furnished by Sponsor (with respect to the transactions contemplated hereby), Borrower, or any of its Subsidiaries concerning Borrower or any Subsidiary of Borrower, to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof. Agent and Lenders recognize that the projections delivered pursuant to this Agreement are not to be viewed as fact, that actual results may vary from such projections and that Borrower does not make any representation that such projections will be realized.

(b) Promptly upon written request by Agent, the Borrower shall take such additional actions as the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Lenders, Borrower shall deliver to Agent, such opinions of counsel as Agent may reasonably request. Furthermore and except as otherwise approved in writing by the Lenders, Borrower shall pledge the stock or other equity interests of Operating Company to Agent, for the benefit of Agent and Lenders, to secure the Obligations. In connection with each pledge of stock or other equity interests, Borrower shall deliver such opinions of counsel as Agent may reasonably request.

ARTICLE V - NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1 Limitation on Liens. The Borrower shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:

(a) any Lien existing on the Property of the Borrower on the Closing Date in favor of the agent under the Operating Company Credit Agreement securing Operating Company Obligations;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d) Liens consisting of judgment or judicial attachment liens, the existence of which does not constitute an Event of Default under subsections 7.1(i) or 7.1(j);

(e) rights of set off and bankers’ Liens upon deposits of cash held by, and in favor of, banks and other depository institutions;

(f) Liens arising under, and solely encumbering, repurchase agreements permitted hereunder; and

(g) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code.

5.2 Disposition of Assets. The Borrower shall not, directly or indirectly, sell, assign, lease (as lessor), convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property or enter into any agreement to do any of the foregoing, except for sales of Cash Equivalents or to the extent the Obligations will be paid in full in connection therewith.

5.3 Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit Operating Company to, merge or consolidate with or into, any Person, except for mergers and consolidations involving the Operating Company to the extent not prohibited under the Operating Company Credit Agreement as in effect on the date hereof.

5.4 Loans and Investments. The Borrower shall not (i) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower or any of its Subsidiaries but excluding trade payables, accrued operating expenses, prepaid operating expenses and accounts receivable, in each instance, incurred, made or arising in the Ordinary Course of Business (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) extensions of credit and/or capital contributions by the Borrower to Operating Company with Net Issuance Proceeds not required to be used to prepay the Obligations; provided the all such extensions of credit by the Borrower to Operating Company shall be evidenced by notes, which notes shall be pledged to Agent, for the benefit of Agent and Lenders;

(c) Investments in Operating Company in existence on the Closing Date and Investments to the extent such Investments reflect an increase in the value of Borrower’s Investments in Operating Company;

(d) Investments consisting of endorsements for deposit in the Ordinary Course of Business;

(e) Borrower may capitalize or forgive any Indebtedness owed to it by Operating Company;

(f) to the extent constituting Investments, Contingent Obligations permitted hereunder;

(g) to the extent constituting Investments, pledges and deposits otherwise permitted under this agreement;

(h) non-cash loans and advances to officers, directors or employees of Borrower used to buy capital stock of Borrower;

(i) Investments in existence on the Closing Date and disclosed on Schedule 5.4;

5.5 Limitation on Indebtedness. The Borrower shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement;

(b) pursuant to Management Redemption Notes; and

(c) Holdings Loans, provided that all such Holdings Loans are unsecured and subordinated in right of payment to the Obligations on terms and conditions satisfactory to Agent in its sole and absolute discretion.

Borrower shall not permit Operating Company to incur any Indebtedness refinancing the Operating Company Obligations if, after giving effect thereto, Borrower would not be in compliance with Article VI hereof.

5.6 Transactions with Affiliates. The Borrower shall not, and shall not suffer or permit any of its subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any Subsidiary of the Borrower, except:

(a) as expressly permitted by this Agreement;

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary provided that in the case of this clause (b), upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

(c) transactions described in Schedule 5.6; and

(d) transactions that are not prohibited pursuant to the Operating Company Credit Agreement as in effect from time to time or, after the termination of the Operating Company Credit Agreement, transactions that are not prohibited pursuant to the Operating Company Credit Agreement as in effect immediately before such termination.

5.7 Management Fees and Compensation. The Borrower shall not, and shall not permit any of its Subsidiaries to pay any management, consulting or similar fees to any Affiliate of Borrower or to any officer, director or employee of Borrower or any of its Subsidiaries or any Affiliate of Borrower or any of its Subsidiaries except to the extent not prohibited by the Operating Company Credit Agreement as in effect from time to time or, after the termination of the Operating Company Credit Agreement, to the extent not prohibited by the Operating Company Credit Agreement as in effect immediately before such termination.

5.8 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Borrower or any other Person incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. The Borrower shall not create, incur, assume or suffer to exist any Contingent Obligations except (a) the guaranty by Borrower of Operating Company Obligations and (b) Contingent Obligations arising with respect to customary indemnification obligations in favor of officers and directors of the Borrower.

5.10 Compliance with ERISA. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to:

(a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Borrower;

(b) permit to exist any ERISA Event, or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

(c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower;

(d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

(e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

5.11 Restricted Payments. The Borrower shall not (a) declare or make any dividend payment or other distribution of assets, Properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities or (b) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding (the items described in clauses (a) and (b) above are referred to as “Restricted Payments”); except:

(a) Borrower may, provided the same is permitted, and solely to the extent permitted, under the Senior Subordinated Notes Indenture, (i) consummate the Repurchase on the Closing Date and (ii) make any Restricted Payment with the proceeds of Operating Company Excess Cash Flow that are distributed to Borrower by Operating Company pursuant to the Operating Company Credit Agreement, provided that no Default pursuant to Sections 7.1(a) or 7.1(c)(iii), or Event of Default, exists; and

(b) Borrower may redeem from management stockholders, upon termination of their employment, shares of Borrower’s stock or warrants or options to acquire any such shares, or to make payments in respect of Management Redemption Notes, pursuant, in each instance, to the terms and conditions contained in Section 5.11(b) of the Operating Company Credit Agreement.

5.12 Change in Business. (a) The Borrower shall not engage in any business activity other than (i) the ownership of the equity interests of Operating Company and the ownership of notes issued by officers, directors or employees in connections with the purchase of stock or options by such Persons, (ii) the performance of its obligations under this Agreement, the Loan Documents, the Operating Company Loan Documents, the Operating Company Related Agreements, the Related Agreements to which it is a party and, subject to the limitations set forth herein, the Equity Documents, and (iii) the performance of certain administrative and managerial functions on behalf of itself and its Subsidiaries.

(b) The Borrower shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by such Subsidiary on the date hereof or any business similarly related to or which constitutes a reasonable extension thereof.

5.13 Change in Structure. Except as expressly permitted under Section 5.3, the Borrower shall not, and shall not permit any of its Subsidiaries to amend any of its Organization Documents in any material respect or which is adverse to Agent or Lenders in their capacity as such.

5.14 Accounting Changes. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or the Securities and Exchange Commission, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

5.15 Amendments to Related Agreements. The Borrower shall not (a) amend, supplement, waive or otherwise modify any provision of, any Related Agreement to which it is a party in a manner adverse to Agent or Lenders or which could reasonably be expected to have a Material Adverse Effect, or (b) take or fail to take any action under any Related Agreement that could reasonably be expected to have a Material Adverse Effect.

5.16 No Negative Pledges. Borrower will not, and will not permit any of its Subsidiaries directly or indirectly to, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees, including management fees, or make other payments and distributions to Borrower, other than restrictions contained herein, in the Operating Company Credit Agreement as in effect on the date hereof or in the Senior Subordinated Notes Indenture provided, Operating Company may enter into a refinancing of the Operating Company Obligations under the Operating Company Credit Agreement as in effect on the date hereof so long as the documentation with respect to such refinancing contains restrictions on the ability of the Operating Company to make dividends and distributions to Borrower which are no more restrictive than those contained in the Operating Company Credit Agreement as in effect on the date hereof. Borrower will not, directly or indirectly, to enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired, other than restrictions under the Operating Company Credit Agreement, as in effect on the date hereof provided, Operating Company may enter into a refinancing of the Operating Company Obligations under the Operating Company Credit Agreement as in effect on the date hereof so long as the documentation with respect to such refinancing contains restrictions on the ability of the Operating Company to assume or become subject to Contractual Obligations which prohibit or restrict the existence of any Lien upon any of its assets in favor of the Agent which are no more restrictive than those contained in the Operating Company Credit Agreement as in effect on the date hereof.

5.17 Restricted Payment Availability. (a) At all times after March 31, 2005 for so long as Operating Company has obligations under the Senior Subordinated Notes Indenture outstanding, Borrower shall not permit Restricted Payment Availability to be less than $5,000,000.

(b) At any time immediately before and after giving effect to any Restricted Payment, the Borrower shall have the ability to incur $1.00 of additional Indebtedness under the Coverage Ratio Exception.

5.18 Assets. Borrower shall at no time own any assets other than (i) all of the issued and outstanding capital stock of Operating Company and (ii) cash and Cash Equivalents to be distributed by Borrower to Agent, Lenders or otherwise pursuant to Section 5.11 which is held by Borrower for short periods of time after receipt thereof and is so held solely for purposes of completing such distributions.

ARTICLE VI - FINANCIAL COVENANT

The Borrower covenants and agrees that, so long as any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing, the Borrower shall not permit its Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
June 30, 2004	4.75
September 30, 2004	4.75
December 31, 2004	4.50

March 31, 2005	4.50
June 30, 2005	4.25
September 30, 2005	4.25
December 31, 2005 and the last day of each calendar quarter thereafter	4.00

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

ARTICLE VII - EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay, within ninety (90) days after the same shall become due, (i) any amount of principal of any Loan, including after maturity of the Loans, whether by acceleration or otherwise; (ii) any interest payable hereunder, including after maturity of the Loans, whether by acceleration or otherwise; or (iii) any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of the Borrower made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect, or, with respect to any representation, warranty or certification evaluated by a materiality or Material Adverse Effect standard, in any respect, in each instance, on or as of the date made or deemed made; or

(c) Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) Sections 4.1, 4.2(b), 4.6, 4.9, or Article V (other than Section 5.17) hereof; (ii) Section 5.17 (other than as a result of Operating Company making a distribution to Borrower to permit Borrower to pay its Obligations hereunder) for a period of ninety (90) consecutive days; or (iii) Section 5.17 for a period of ninety (90) consecutive days if such failure is solely the result of Operating Company making a distribution to Borrower to permit Borrower to pay its Obligations hereunder; provided, however, with respect to this clause (iii), such grace period shall not apply with respect to any failure to perform under Section 5.17 due to a distribution in respect of the second of any two consecutive payments hereunder; or

(d) Other Defaults. The Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of sixty (60) days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Agent or Required Lenders; or

(e) Cross-Acceleration. The Borrower or any of its Subsidiaries fails to perform or observe any condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any Indebtedness of any principal amount in excess of $3,750,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency; Voluntary Proceedings. The Borrower or any of its Subsidiaries (i) ceases or fails to be Solvent, (ii) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (iii) voluntarily ceases to conduct its business in the ordinary course; (iv) commences any Insolvency Proceeding with respect to itself; or (v) takes any action to effectuate or authorize any of the foregoing; provided, however, that if any of the foregoing events involving any Subsidiary of Operating Company results in an “Event of Default” under Section 7.1(f) of the Operating Company Credit Agreement (or corresponding section of any amendment thereto or replacement agreement executed in connection with a refinancing thereof) and the lenders party to the Operating Company Credit Agreement waive such “Event of Default” pursuant to the terms and conditions of the Operating Company Credit Agreement, then such event shall not result in an Event of Default hereunder; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any of its Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any of its Subsidiaries’ Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Borrower or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business, provided, however, that if any of the foregoing events involving any Subsidiary of Operating Company results in an “Event of Default” under Section 7.1(g) of the Operating Company Credit Agreement (or corresponding section of any amendment thereto or replacement agreement executed in connection with a refinancing thereof) and the lenders party to the Operating Company Credit Agreement waive such “Event of Default” pursuant to the terms and conditions of the Operating Company Credit Agreement, then such event shall not result in an Event of Default hereunder;

(h) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) a member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code; (vii) any member of the Controlled Group is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect.

(i) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against the Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance or contractual indemnification on terms and conditions and from indemnitors, reasonably acceptable to Agent) as to any single or related series of transactions, incidents or conditions, that could reasonably be expected to result in a Material Adverse Effect, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(j) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against the Borrower which does or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Collateral. Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or the Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or, if such security interest is a perfected security interest, such security interest shall for any reason (other than the failure of the Agent to take any action solely within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(l) Ownership. (i) any person or group of persons (within the meaning of the Securities and Exchange Act of 1934) (other than Sponsor and/or the Brickman Group) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934) of fifty percent (50%) or more of the issued and outstanding shares of capital stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances, or (ii) Borrower ceases to own one hundred percent (100%) of the issued and outstanding equity securities of Operating Company, or (iii) except as expressly permitted under the Operating Company Credit Agreement, Operating Company ceases to own one hundred percent (100%) of the issued and outstanding equity securities of each of its Subsidiaries (in each instance in clauses (ii) and (iii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of Agent and Lenders, and Liens created under any Operating Company Loan Document), or (iv) a “Change of Control” (as defined in the Senior Subordinated Notes Indenture) shall occur, or (v) a “Change of Control” (as defined in the Certificate of Incorporation of Borrower as in effect on the Closing Date) shall occur; or

(m) Operating Company Obligations. The Operating Company Obligations are accelerated or otherwise become immediately due and payable.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent shall at the request, and with the consent, of the Required Lenders:

(a) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein) and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII - THE AGENT

8.1 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the

Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Borrower, any of its Subsidiaries or any of their respective Affiliates.

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders (or, where an action or waiver need only be approved by the Required Lenders, by the Required Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders (or, where an action or waiver need only be approved by the Required Lenders, by the Required Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.6 Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent.

8.7 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, upon demand therefor the Lenders shall indemnify the Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Agent) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct. In addition, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 8.7, together with all related costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section 8.7 shall survive the payment of all Obligations hereunder.

8.8 Agent in Individual Capacity. Antares and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, its Subsidiaries and their respective Affiliates as though Antares were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans, Antares shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Antares in its individual capacity. Each other Lender and the Affiliates of each such Lender may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, its Subsidiaries and their respective Affiliates.

8.9 Successor Agent. The Agent may resign as Agent upon thirty (30) days’ prior notice to the Lenders and to Borrower. If the Agent shall resign as Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor shall, if no Event of Default has occurred and is continuing, be reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may thereupon appoint a successor agent from among the Lenders reasonably acceptable to Borrower. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation (or, if later, ten (10) days after the date upon which the Agent designates a successor agent), the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

8.10 Collateral Matters.

(a) The Agent is authorized (but not required) on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral:

(i) upon payment in full of all Loans and all other Obligations then payable under this Agreement and under any other Loan Document;

(ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;

(iii) consisting of an instrument evidencing Indebtedness or of any other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or

(iv) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in subsection 9.1(f).

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this subsection 8.10(b). Notwithstanding anything herein or in any other Loan Document to the contrary, Agent may release Liens upon payment in full of the Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted).

(c) Each Lender agrees with and in favor of each other Lender (which agreement shall not be for the benefit of the Borrower or any of its Subsidiaries) that the Borrower’s Obligations under this Agreement and the other Loan Documents shall be equally and ratably secured by any Property and/or other collateral now or hereafter securing any obligations of the Borrower or any of its Subsidiaries to such Lender, whether or not the same constitutes Collateral hereunder.

ARTICLE IX - MISCELLANEOUS

9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders, the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby, the Borrower and acknowledged by the Agent, do any of the following:

(a) increase or extend the Term Loan Commitment of such Lender;

(b) postpone or delay any date fixed for, or waive, any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (other than any postponement or delay of any date fixed for, or waiver of, any mandatory prepayment of the Loans pursuant to subsection 1.8(c) or 1.8(d));

(c) reduce the principal of, or the rate of interest (other than the Default Rate Portion, if any) specified herein or the amount of interest payable in cash specified herein on any of its Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(d) change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(e) amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(f) discharge Borrower or any of its Subsidiaries from their respective Obligations under the Loan Documents, or release all or substantially all of the Collateral except as otherwise may be provided in this Agreement or the other Loan Documents;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

9.2 Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) and mailed by certified or registered mail, faxed or delivered by personal or overnight delivery, to the address or facsimile number specified for notices on the applicable signature page hereof; or, if directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to each of the other parties hereto given in compliance herewith, or, if directed to any other party hereto, to such other address as shall be designated by such party in a written notice given in compliance herewith to the Borrower and the Agent.

(b) All such notices, requests and communications shall be effective (i) if delivered in person, when delivered, (ii) if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Chicago time), otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; except that notices pursuant to Article I shall not be effective until actually received by the Agent.

(c) The Borrower acknowledges and agrees that any agreement of the Agent and the Lenders in Article I hereof to receive certain notices by telephone and facsimile transmission is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the

Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and/or the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and/or the Lenders of a confirmation which is at variance with the terms understood by the Agent and/or the Lenders to be contained in the telephonic or facsimile notice.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between Borrower, any Affiliate of Borrower, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents. No provision in any Loan Document and no course of dealing between the parties hereto or thereto shall be deemed to create a fiduciary duty owing by Agent or any Lender to Borrower or any of its Subsidiaries.

9.4 Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall pay or reimburse:

(a) Antares (including in its capacity as Agent) within five (5) Business Days after demand (except as otherwise provided in subsection 2.1(f)) for all reasonable out-of-pocket costs and expenses incurred by Antares (including in its capacity as Agent) in connection with the development, preparation, syndication, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the Attorney Costs incurred by Antares (including in its capacity as Agent) with respect thereto and for all reasonable out-of-pocket costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents;

(b) Lenders within five (5) Business Days after demand for all Attorney Costs of one law firm, on behalf of all Lenders (other than Antares) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document; and

(c) Agent within five (5) Business Days after demand for all out-of-pocket appraisal, audit, environmental inspection and review (to the extent such inspection or review is conducted as a result of Agent’s reasonable belief that an event or condition described in subsection 4.3(e) or a Default or Event of Default of Section 4.8 may exist), in each case to the extent permitted hereunder, search and filing costs, fees and expenses, incurred or sustained by Agent in connection with the matters referred to under clause (a) of this Section 9.4.

9.5 Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall indemnify, defend and hold harmless each Lender, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, actual losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including, Attorney Costs):

(a) subject to the limitations contained in subsection 9.4(b), of any kind or nature whatsoever with respect to any investigation, litigation, action, suit or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans, or the transactions contemplated hereby or thereby, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; and

(b) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property of Borrower or any of its Subsidiaries;

(all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from the gross negligence, willful misconduct or bad faith of such Indemnified Person or its officers, employees, agents and attorneys-in-fact, as determined by a court of competent jurisdiction.

No action taken by legal counsel chosen by the Agent or any Lender in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender. In no event shall any site visit, observation, or testing by the Agent or any Lender (or any contractee of the Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender. Neither the Agent nor any Lender owes any duty of care to protect the Borrower or any other Person against, or to inform the Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Lender shall be obligated to disclose to the Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

The obligations in this Section 9.5 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section 9.5 shall be paid within thirty (30) days after demand.

9.6 Marshaling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then:

(a) to the extent of such recovery the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred; and

(b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.8 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

9.8 Assignments, Participations, etc.

(a) Any Lender may, with (A) the written consent of Borrower, which consent shall not be unreasonably withheld (provided that such consent shall not be required (i) at any time that an Event of Default exists, (ii) in connection with an assignment to a Related Fund, to any other Lender or to an Affiliate of any Lender or (iii) in connection with an assignment by Antares prior to completion of the primary syndication), and (B) the written consent of Agent, which shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that the written consent of the Agent or Borrower shall not be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an “Assignee”) all, or any part of, the Loans and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (or such lesser amount to which Agent, in its sole discretion, may agree) or, if less, the entire Loan(s) of such Lender; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until:

(i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee;

(ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in form and substance reasonably satisfactory to Agent, such Lender and its Assignee (an “Assignment and Acceptance”); and

(iii) the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of $3,500 provided no processing fee shall be required to be paid in connection with an assignment by a Lender to an Eligible Assignee that is an Affiliate of such Lender or in connection with the primary syndication of the Loans.

(b) Subject to the provisions of subsection 9.8(f) below, from and after the date that the Agent notifies the assignor Lender that the Agent has received and provided its consent with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee:

(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents; and

(ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) Subject to the provisions of subsection 9.8(f) below, immediately upon the making of the processing fee payment to the Agent in respect of the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that:

(i) the Originating Lender’s obligations under this Agreement shall remain unchanged;

(ii) the Originating Lender shall remain solely responsible for the performance of such obligations;

(iii) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents; and

(iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 9.1.

In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(e) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may (i) assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, (ii) in the case of any Lender that is a fund, trust or similar entity, assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (iii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purposes, provided that any payment in respect of such assigned Loans made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned or pledged Loans to the extent of such payment. No such assignment or pledge shall release the assigning Lender from its obligations hereunder.

(f) The Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon a surrender or registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee and, if applicable, assignor, and the old Notes shall be returned by the Agent to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

9.9 Confidentiality. Each of the Agent and the Lenders shall maintain in confidence in accordance with its customary procedures for handling confidential information, all written information that Borrower or any of its Subsidiaries, or any of their authorized representatives, furnishes to the Agent or any Lender (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by the Agent or any Lender of its obligations hereunder or that is or becomes available to the Agent or such Lender from a source other than Borrower or any of its Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Agent and each Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:

(a) (i) its directors, officers, trustees, partners, employees, agents, attorneys, and professional consultants who are informed of the confidential nature thereof and (ii) portfolio management services and rating agencies;

(b) any other Lender and any successor Agent;

(c) any Person to which such Lender offers to sell any Loan or any part thereof or interest or participation therein (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.9);

(d) any federal or state regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over the Agent or such Lender; and

(e) any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process or informal investigative demand (in which event Agent or such Lender agrees to provide notice thereof to Borrower), (iii) in connection with any litigation to which the Agent or such Lender is a party (in which event Agent or such Lender agrees to provide notice thereof to Borrower), or (iv) in connection with the enforcement of the rights and remedies of the Agent or the Lenders under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing.

The confidentiality provisions hereunder shall not apply to disclosures consisting of general portfolio information that does not identify the Borrower.

9.10 Set-off; Sharing of Payments. In addition to any rights and remedies now or hereafter granted under applicable law, and not by way of limitation of any such rights or remedies at any time and from time to time, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower, with reasonably prompt subsequent notice to the Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived by the Borrower) to set off and to appropriate and to apply any and all

(a) balances held by such Lender at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower); and

(b) other Property at any time held or owing by such Lender to or for the credit or for the account of the Borrower;

against and on account of any and all Obligations which are not paid when due; except that no Lender shall exercise such right without prior notice to the Agent. Any Lender having a right to set off shall purchase for cash (and the other Lenders shall sell) participations in each such other

Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share the benefit of such right of set-off with each other Lender in accordance with their respective pro rata shares of the Obligations. The Borrower agrees, to the fullest extent permitted by law, that (i) any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and may sell participations to other Lenders, and (ii) any Lender so purchasing a participation in the Obligations held by other Lenders may exercise all rights of setoff, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation. The Borrower hereby grants to each Lender a security interest in all such deposits and other Property, whether now existing or hereafter arising, held by each Lender for the purposes set forth herein.

9.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

9.12 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Agent.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among, and has been reviewed by counsel to, the Agent, the Borrower and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(A) THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(B) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.19 Waiver of Jury Trial. THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.20 Entire Agreement; Release. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof, and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders. Borrower has relied exclusively on the terms and provisions contained in this Agreement and the other Loan Documents in its execution and delivery hereof and thereof and entering into the transactions which are the subject hereof and thereof. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall be liable to Borrower or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Subject to subsection 10.1(g), any and all payments by the Borrower to each Lender or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to subsection 10.1(g), the Borrower shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date any Lender or the Agent makes written demand therefor.

(d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to subsection 10.1(g):

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) the Borrower shall make such deductions; and

(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(f) Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent two copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

(g) The Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to subsection 10.1(d) to any Lender for the account of any Lending Office of such Lender:

(i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under subsection 10.1(f) in respect of such Lending Office;

(ii) if such Lender shall have delivered to the Borrower a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto); or

(iii) if such Lender shall have delivered to the Borrower a Form W-8 (or any subsequent versions thereof or successors thereto) in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8 (or subsequent versions thereof or successors thereto).

(h) If, at any time, the Borrower requests any Lender to deliver any forms or other documentation pursuant to subsection 10.1(f), then the Borrower shall, on demand of such Lender through the Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection 10.1(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

10.2 Illegality.

(a) Reserved.

(b) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the

Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(c) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation by the applicable Governmental Authority of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender of maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrower shall not be required to compensate a Lender pursuant to this subsection for any increased costs incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the law, rule, regulation, order, guideline, request or other legal requirement of any central bank or other Governmental Authority (whether or not having the force of law) giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided further that, if such law, rule, regulation, order, guideline, request or other legal requirement giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender (or its Lending Office) or any corporation controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to the Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase; provided, that the Borrower shall not be required to compensate a Lender pursuant to this subsection for any such increase incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Capital Adequacy Regulation giving rise to such increase and of such Lender’s intention to claim compensation therefor; provided further that, if such Capital Adequacy Regulation giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

10.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss (but excluding loss of profit) or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan when due (including payments made after any acceleration thereof);

(b) the failure of the Borrower to continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) by Borrower or any Subsidiary of Borrower of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained (but excluding loss of profit). Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Continuation/Conversion then submitted by it. If the Borrower does not revoke such notice, the Lenders shall convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be converted into or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

10.8 Survival. The agreements and obligations of the Borrower in this Article X shall survive the payment of all other Obligations.

10.9 Replacement of Lender in Respect of Increased Costs or Amendments. Within forty-five (45) days after (a) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and 10.6, or (b) any failure by a Lender (other than Antares) to consent to an amendment to or waiver of any Loan Document in which Required Lenders have already consented but the consent of each Lender, or each Lender directly affected thereby, is required, the Borrower may, at its option, notify the Agent and such Affected Lender or non-consenting Lender of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender or non-consenting Lender, which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender or non-consenting Lender shall sell and assign its Loans to such Replacement Lender, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.

10.10 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 10.1(c) or Section 10.3 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 10.10 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to this Agreement or any other Loan Document.

ARTICLE XI - DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	10.9
“Assignee”	9.8(a)
“Assignment and Acceptance”	9.8(a)(ii)
“Borrower”	Preamble
“Compliance Certificate”	4.2(b)
“Confidential Information”	9.9
“Default Rate Portion”	1.3(c)
“Environmental Permits”	3.12
“Event of Default”	7.1
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Indemnified Person”	9.5
“Indemnified Liabilities”	9.5
“Lender”	Preamble
“Leverage Ratio”	Exhibit 4.2(b)
“Non-U.S. Lender”	10.1(f)
“Originating Lender”	9.8
“Other Taxes”	10.1(b)
“Participant”	9.8(d)
“Permitted Liens”	5.1
“Register”	9.8
“Replacement Lender”	10.9
“Restricted Payments”	5.11
“Taxes”	10.1(a)
“Term Loan Commitment”	1.1(a)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an “Affiliate” of the Borrower or of any Subsidiary of the Borrower.

“Agent” means Antares in its capacity as agent for the Lenders hereunder, and any successor agent, in such capacity appointed pursuant to this Agreement.

“Agent-Related Persons” means Antares and any successor agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Indenture Restricted Payments” means, as of any testing date, all “Restricted Payments”, as such term is defined in the Senior Subordinated Notes Indenture, made prior to such date, but excluding payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (9), and (10) of Section 4.11(B) of the Senior Subordinated Notes Indenture prior to such date.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $45,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Antares” means Antares Capital Corporation, a Delaware corporation, acting in its capacity as agent for the Lenders hereunder.

“Applicable Margin” means (i) for the period commencing on the Closing Date through the first day of the month following the month during which financial statements for March     , 2005 are delivered: with respect to Base Rate Loans, 4.25%, and with respect to LIBOR Rate Loans, 5.5%. and (ii) at all times thereafter, the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Leverage Ratio	LIBOR Margin	Base Rate Margin
3.5 to 1.0 or greater	5.50%	4.25%
2.75 to 1.0 or greater, but less than 3.5 to 1.0	5.25%	4.00%
less than 2.75 to 1.0	5.00%	3.75%

The Applicable Margin shall be adjusted from time to time upon delivery to the Agent of the quarterly financial statements required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal quarter for which such financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the first day of the month following the end of the fiscal month during which such financial statements were to have been delivered, and continuing through the first day of the month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the next highest Applicable Margin specified in the pricing table set forth above.

“Applicable Prepayment Percentage” means the percentage set forth below corresponding to the date in which any prepayment of the Loans is, or is required to be, made:

Period	Applicable Percentage
Closing Date to April 16, 2005	2%
April 17, 2005 to April 16, 2006	1%
Thereafter	0%

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel or the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate of interest equal to the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Agent may select) and (b) the sum of the Federal Funds Rate plus one half of one percent (0.5%). Any change in the Base Rate due to a change in the “Prime Rate” or the Federal Funds Rate shall be effective on the effective date of such change in the “Prime Rate” or the Federal Funds Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means the borrowing hereunder consisting of Loans made to the Borrower on the Closing Date pursuant to Article I.

“Brickman Group” means Theodore W. Brickman, Jr., Sally B. Brickman, Scott W. Brickman and Steven G. Brickman.

“Brickman Investors” means Theodore W. Brickman, Jr., Sally B. Brickman, Scott W. Brickman, Steven G. Brickman, Susan B. McGrath and Julie B. Carr.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of the Borrower or any of its Subsidiaries under any Capital Leases.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than one (1) year, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a tenor of not more than twelve (12) months; (d) money market funds provided that substantially all of the assets of such funds are comprised of securities of the type described in clauses (a) through (c); and (e) mutual funds provided that substantially all of the assets of such funds are comprised of securities of the type described in clauses (a) through (c).

“Class A Common Stock” means, collectively, the Borrower’s (i) Class A Voting Common Stock, par value $.001 per share; (ii) Class A-1 Voting Common Stock, par value $.001 per share; and (iii) Class A Non-Voting Common Stock, par value $.001 per share.

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by Borrower, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent and Lenders, whether under this Agreement or under any other Collateral Documents executed by any such Persons and delivered to the Agent.

“Collateral Documents” means, collectively, the Pledge Agreement, and all other security agreements, patent and trademark assignments, lease assignments, guarantees and other similar agreements, if any, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of Borrower or any other Person pledging or granting a Lien on Collateral and the Agent for the benefit of Agent and the Lenders now or hereafter delivered to the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against Borrower as debtor in favor of any Lender or the Agent for the benefit of Agent and the Lenders, as secured party.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person; provided, however, that Contingent Obligations shall not include endorsements of instruments for deposit or collection, in each instance, in the Ordinary Course of Business. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Coverage Ratio Exception” shall have the meaning ascribed to such term in the Senior Subordinated Notes Indenture.

“Default” means any event or circumstance which, with the giving of notice, the lapse of a grace period, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than (i) Events of Loss and (ii) sales or other dispositions expressly permitted under subsections 5.2(a), (c), (d), (e), (f), (g) and (i) of the Operating Company Credit Agreement as of the date hereof (or corresponding section of any amendment thereto or replacement agreement executed in connection with a refinancing thereof), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any equity securities issued by any Subsidiary of the Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Eligible Assignee” means any of: (a) a commercial bank organized under the laws of the United States, or any state thereof; (b) a commercial bank organized under the laws of any other country; (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in its Ordinary Course of Business or (d) a Related Fund.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), Property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

“Equity Documents” means, collectively, (i) the Recapitalization Agreement dated as of December 20, 2002 among Borrower, Operating Company, Sponsor and certain Persons who were stockholders of Borrower prior to the Recapitalization, (ii) that certain Stockholders Agreement dated as of December 20, 2002 among Borrower, Sponsor and the other investors listed on the schedule thereto, each of the employees of Borrower and its Subsidiaries listed on the schedule attached thereto, and each of the Brickman family members listed on the schedule attached thereto; (iii) that certain Registration Agreement dated as of December 20, 2002 among Borrower and its stockholders listed on the schedules attached thereto; (iv) the Brickman Family Stockholders Agreement dated as of December 20, 2002 among Borrower and the Brickman family members and affiliates listed on the schedule attached thereto; (v) the Management Redemption Plan adopted by Borrower; (vi) Borrower’s Management Equity Incentive Plan and the Management Equity Incentive Agreements entered into with certain employees of Borrower and its Subsidiaries pursuant thereto; (vii) Borrower’s 2003 Stock Option Plan and the option agreements entered pursuant thereto and (vii) that certain Conversion and Repurchase Agreement among Borrower, the Class L Common holders, Scott Brickman and Richard Brickman dated as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Borrower or any Subsidiary of the Borrower may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower or any member of the Controlled Group may be directly or indirectly liable.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

“Holdings Loans” has the meaning ascribed to such term in the Operating Company Credit Agreement.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables and accrued operating expenses, in each instance, incurred in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

Notwithstanding anything to the contrary contained herein, “Indebtedness” shall not include Contingent Obligations of Borrower or any of its Subsidiaries incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations.

“Indemnity Agreement” means that certain Indemnity Agreement dated as of December 20, 2002 by and among Borrower, Operating Company, and Brickman Investors.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval, and (c) with respect to Base Rate Loans, the first day of each calendar month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period for the Loans shall extend beyond the last scheduled payment date therefor; and

(d) no Interest Period applicable to the Loans or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Loans unless the aggregate principal amount of the Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I hereof.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.

“Management Redemption Notes” means all unsecured notes (i) issued by Borrower to a holder of stock originally issued to a management equityholder and (ii) subordinated to the Obligations and the Operating Company Obligations, in each case in form and substance reasonably acceptable to Agent.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability (including the rights and remedies of Agent and Lenders) of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Agent and the Lenders under any of the Collateral Documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which Borrower or any member of the Controlled Group may have any liability.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds received in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the reasonable out-of-pocket costs and expenses paid in connection therewith, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (iv) any cash reserves established in connection with such Disposition provided such amounts shall constitute Net Proceeds as and to the extent such cash is returned to Borrower or its Subsidiaries and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Note” means any Term Note and “Notes” means all such Notes.

“Notice of Continuation/Conversion” means a notice given by the Borrower to the Agent pursuant to Section 1.6, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Lender, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Operating Commitments” means “Commitments” as such term is defined in the Operating Company Credit Agreement.

“Operating Company” means The Brickman Group, Ltd., a Delaware corporation.

“Operating Company Credit Agreement” means that certain Credit Agreement dated as of December 20, 2002 among the Operating Company, Antares Capital Corporation, in its capacity as agent for the lenders party thereto, and the lenders party thereto from time to time, as amended, modified, refinanced and/or replaced from time to time, whether pursuant to one or more agreements, in each instance, to the extent not prohibited hereunder.

“Operating Company Excess Cash Flow” means “Excess Cash Flow” as such term is defined in the Operating Company Credit Agreement.

“Operating Company Loan Documents” means “Loan Documents” as such term is defined in the Operating Company Credit Agreement.

“Operating Company Obligations” means “Obligations” as such term is defined in the Operating Company Credit Agreement (or similar term as defined in any agreement executed in connection with a refinancing thereof).

“Operating Company Related Agreements” means “Related Agreements” as such term is defined in the Operating Company Credit Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving Borrower or any of its Subsidiaries, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership and (c) for any limited liability company, the operating agreement and articles or certificate of formation.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any member of the Controlled Group sponsors or maintains or to which the Borrower or any member of the Controlled Group may have liability.

“Pledge Agreement” means that certain Pledge Agreement dated as of even date herewith, in form and substance reasonably acceptable to Agent and Borrower, made by Borrower in favor of the Agent, for the benefit of Agent and the Lenders.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Qualified Public Offering” means a firm commitment offering registered under the Securities Act of 1933, as amended, of shares of the Borrower’s Class A Common Stock (or common stock issued in respect thereof) underwritten by a nationally recognized investment banking firm in which (i) the aggregate Net Issuance Proceeds to the Borrower for such shares (net of discounts, commissions and related expenses) shall be at least $100,000,000 and (ii) the price per share paid by the public for such shares (net of discounts, commissions and related expenses) shall be at least $3,000 (as appropriately adjusted for subsequent stock splits, stock combinations, stock dividends, recapitalizations and the like with respect to the common stock).

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code), hedge agreements and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Repurchase” means, collectively, the repurchase by Borrower of 30,920 shares of Borrower’s Redeemable Common Stock, par value $.001 per share, including all accrued dividends and a prepayment premium, from current shareholders of Borrower; and the payment of a one-time cash dividend to the holders of Borrower’s Class A Common Stock as of the Closing Date, in each case, pursuant to the Repurchase Agreement.

“Repurchase Agreement” means that certain Conversion and Repurchase Agreement dated as of the April 16, 2004 among Borrower and each of the Persons named therein and “Stockholders”.

“Related Agreements” means (i) that certain First Amendment to Credit Agreement and Other Loan Documents and Waiver dated as of April 16, 2004 among Borrower, Operating Company, Antares Capital Corporation, as agent, and certain other financial institutions party thereto and (ii) the Repurchase Agreement.

“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the Ordinary Course of Business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses Loans for any Lender or any Person described in clause (a) above.

“Related Transactions” means the transactions contemplated by the Related Agreements and includes, without limitation, the Repurchase.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means at any time Lenders then holding more than fifty percent (50%) of the aggregate unpaid principal amount of Loans then outstanding.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, the president or any vice president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment Availability” means, as of any testing date, the difference of (a) the sum of all amounts calculated pursuant to Sections 4.11(A)(3)(a), (b), (c) and (d) of the Senior Subordinated Notes Indenture minus (b) the Aggregate Indenture Restricted Payments as of such date.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies.

“Senior Subordinated Notes” means those certain 11.75% Senior Subordinated Notes due 2009 in the aggregate principal amount of up to $150,000,000 issued by Borrower pursuant to the Senior Subordinated Notes Indenture, including all notes issued in exchange or substitution therefor.

“Senior Subordinated Notes Indenture” means that certain Indenture dated as of December 20, 2002 among Bank One, N.A. and Operating Company, as the same may be amended, modified and/or supplemented from time to time as permitted under the Operating Company Credit Agreement.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of

Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value (on a going concern basis) of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and generally pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Sponsor” means CIVC Sidecar Fund, L.P. and any other investment fund controlled by or under common control of CIVC Sidecar Fund, L.P.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Term Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Loans made to the Borrower by such Lender.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity securities, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year”, “fiscal quarter” and “fiscal month” refer to such fiscal periods of the Borrower.

(c) If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Required Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BRICKMAN GROUP HOLDINGS, INC.

By:	/s/ Mark A. Hjelle
Name:	Mark A. Hjelle
Title:	Vice President

Address for notices:

375 South Flowers Mill Road
Langhorne, Pennsylvania 19047
Attn: Chief Financial Officer
Facsimile: (215) 757-9630

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

ANTARES CAPITAL CORPORATION,
as Agent and as a Lender

By:	/s/ Michael P. King
Name:	Michael P. King
Title:	Director

Address for notices:

311 South Wacker Drive
Suite 4400
Chicago, IL 60606
Attn: Portfolio Manager - Brickman
Facsimile: (312) 697-3998
Telephone: (312) 697-3949

Address for payments:

Antares Capital Corporation
Account # 4070-6016
Citibank N.A., NY
ABA # 021000089
Reference: Brickman Holdings
Please advise Jim Luchansky at
(312) 697-3991 upon receipt

Schedule 1.1(a)

Commitments

Antares Capital Corporation	$45,000,000